Exhibit 99.1

News

Contacts:
Media:
Sheryl Williams
610-738-6493
swilliam@cephalon.com

Investors:
Robert (Chip) Merritt
610.738.6376
cmerritt@cephalon.com

For Immediate Release

Cephalon Announces Positive Results from Its Pivotal Study of
TREANDA in Patients with Non-Hodgkin’s Lymphoma

Company on Target to File Second New Drug Application for TREANDA by End of 2007

Frazer, Pa. – October 23, 2007 – Cephalon, Inc. (Nasdaq: CEPH) today announced positive results from a Phase 3 clinical trial of TREANDA® (bendamustine HCl) in patients with indolent non-Hodgkin’s lymphoma (NHL) whose cancer is no longer responsive to treatment with rituximab. The study met its primary endpoints of overall response rate and median duration of response, while demonstrating a manageable tolerability profile. According to the National Cancer Institute, an estimated 30,000 people in the United States will be diagnosed in 2007 with indolent NHL, a serious and slow growing cancer of the lymphatic system that is difficult to treat because patients are prone to relapse after treatment.

The Phase 3, multicenter, single-arm study evaluated the efficacy and safety of single-agent TREANDA in 100 patients with relapsed, rituximab-refractory NHL. The overall response rate, as assessed by an independent radiological committee, was 75% (p<0.0001) and the median duration of response was 40 weeks (or 9.2 months). The overall response rate includes the percent of patients in the trial who had a complete, unconfirmed complete or partial response to treatment. The most common side effects included nausea, fatigue, neutropenia, diarrhea and vomiting. The company anticipates that the results of this study will be released at the upcoming American Society of Hematology (ASH) annual meeting in December 2007.

“We are encouraged that these results replicate those seen in our Phase 2 study, confirming the substantial efficacy in this difficult to treat population,” said Dr. Lesley Russell, Executive Vice President, Worldwide Medical and Regulatory Operations. “Based on these positive results, we are on track to file a New Drug Application in the fourth quarter for TREANDA in patients with indolent NHL who have failed treatment with rituximab.”

The protocol for the NHL pivotal trial received special protocol assessment (SPA) approval from the U.S. Food and Drug Administration (FDA) in February 2006. The SPA process allows for FDA evaluation and acceptance of a clinical trial protocol, including trial size, clinical endpoints and/or data analysis, which will be used as the basis of an efficacy claim to support a New Drug Application (NDA).

In September 2007, Cephalon submitted an NDA requesting approval of TREANDA for the treatment of patients with chronic lymphocytic leukemia (CLL), for which the FDA has granted orphan drug status.

About TREANDA

TREANDA is a rationally designed purine analog/alkylator hybrid. Preclinical data demonstrate that TREANDA acts in two ways to kill cancer cells. TREANDA damages the DNA in cancer cells, which leads to the normal path of cell death (apoptosis). It also stops cancer cells from dividing to create new cancer cells. This dual-action of TREANDA may be attributable to its unique chemical design.

Cephalon holds exclusive rights to market and develop TREANDA in the United States. TREANDA is licensed from Astellas Deutschland GmbH. Bendamustine HCl, the active ingredient in TREANDA, is marketed in Germany by Astellas’ licensee, Mundipharma International Corporation Limited, under the tradename RIBOMUSTIN®. In Germany, RIBOMUSTIN is indicated as a single-agent or in combination with other anti-cancer agents for indolent NHL, multiple myeloma, and CLL. SymBio Pharmaceuticals Ltd holds exclusive rights to market and sell bendamustine HCl in Japan and selected Asian countries.

About Cephalon Oncology

Cephalon Oncology is a strategic business unit focused on the development and commercialization of oncology products and resources for patients and healthcare providers. The Cephalon Oncology portfolio includes a number of promising investigational and marketed compounds. In addition to TREANDA, the Cephalon Oncology therapeutic portfolio in the United States includes TRISENOX® (arsenic trioxide) injection, a product approved in the United States for the treatment of patients with relapsed or refractory acute promyelocytic leukemia, and CEP-701, an oral small molecule inhibitor of tyrosine kinases including FLT-3, TRK and JAK-2, in phase 3 development for acute myeloid leukemia.

In Europe, Cephalon markets three additional oncology products in 19 countries.

About Cephalon, Inc.

Cephalon, Inc. is an international biopharmaceutical company, recently inducted into the World Economic Forum Community of Global Growth Companies. For 20 years, the company has been dedicated to the discovery, development and commercialization of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. A member of the Fortune 1000, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City,

Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: PROVIGIL® (modafinil) Tablets [C-IV], FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX, AMRIX™ (cyclobenzaprine hydrochloride extended-release capsules), VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), NUVIGIL™ (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products, including the results of any clinical programs with respect to TREANDA or the timing or acceptance of any current or future filings for regulatory approval of TREANDA or other Cephalon Oncology compounds; interpretation of clinical results, particularly with respect to the TREANDA clinical trials; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.